Exhibit 99.1

      JONES LANG LASALLE REPORTS SOLID SECOND QUARTER FINANCIAL RESULTS

    CHICAGO, July 27 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income of $24.8 million, or $0.74 per diluted share of common stock for the second quarter of 2005, and net income of $16.2 million, or $0.48 per share, for year-to-date 2005. In 2004, net income for the second quarter was $5.1 million, or $0.16 per share, with a year-to-date net loss of $1.0 million, or $0.03 per share. Included in the prior year's second quarter figures was a $0.26 per share expense related to the redemption of the firm's euro 165 million 9 percent Senior Notes.

    All segments of the firm reported year-over-year improvements in revenue for both the quarter and the first half of this year. For the quarter, revenues increased 23 percent in U.S. dollars, 20 percent in local currencies, to $325.1 million from $264.0 million in 2004. Revenues increased 17 percent in U.S. dollars, 14 percent in local currencies, to $565.3 million for the first half of 2005 compared to $484.7 million for the same period in 2004.

     Second Quarter Highlights:
     -- Revenues increased 23 percent in U.S. dollars and 20 percent in local currencies
     -- Operating income increased to $29.9 million from $15.3 million
     -- LaSalle Investment Management completed record capital raise; nearly
        $28 billion of assets under management

    Growth in Asia Pacific, the result of market-share expansion and economic improvement, and the strong quarter of LaSalle Investment Management were the important contributors to increased revenues and operating income. Second quarter revenues from Asia Pacific increased 32 percent year over year in U.S. dollars, 26 percent in local currencies. Asia Pacific achieved operating income of $8.1 million for the second quarter of 2005, representing an increase of $7.0 million over the prior year, and operating income of $4.6 million for the first half of 2005, compared with an operating loss of $3.5 million in the prior year. LaSalle Investment Management benefited in the quarter from significant advisory fees accelerated by the closing of the newest fund in Asia, LaSalle Asia Opportunity Fund II, and from significant transaction fees from both a major asset acquisition and disposition. Revenues in this business were up 32 percent for the quarter and 22 percent in U.S. dollars for the first half of the year compared with the same periods in 2004, while operating income increased $5.0 million and $5.9 million for the quarter and year to date, respectively.

    "We achieved solid financial results across all of our business segments during the second quarter, driven by healthy market conditions, excellent work for our clients and the dedication of our people," said Colin Dyer, the firm's Chief Executive Officer. "The majority of this year's revenues and profits still have to be earned and we are focused on delivering current performance balanced with continued revenue investments, to drive our ambitious international growth plans," Dyer added.

    Operating expenses were $295.2 million for second quarter of 2005 and $248.7 million for the same period in 2004, an increase of 19 percent in U.S. dollars, 16 percent in local currencies. Operating expenses for the first half of the year increased 15 percent in U.S. dollars and 12 percent in local currencies from the prior year. The increase included continuing investments to strengthen the firm's positions in key local and regional markets as well as extending the global service lines of Corporate Solutions, Capital Markets and LaSalle Investment Management. The increase also included higher accrued incentive compensation, reflecting the accelerated timing of revenues compared with the prior year.

    Interest expense for the second quarter of 2005 was $1.4 million, compared with $15.2 million for the same period in 2004, and $1.7 million for the first half of 2005, compared with $19.0 million for the same period in 2004. The prior year's interest expense included an $11.6 million expense incurred in June of 2004 related to the redemption of the 9 percent Senior Notes. As a result of this redemption, the firm's effective interest rate decreased significantly in the first half of 2005 compared to the same period of 2004. Net debt as of June 30, 2005 was $132 million, a $45 million reduction from the prior year. The firm also repurchased 683,500 shares of common stock during the second quarter, bringing year-to-date repurchases to approximately 1 million shares at a cost of $42.9 million.

    The estimated effective tax rate for the second quarter and year to date for 2005 was 25.4 percent, as compared with 28.0 percent for the same period last year. This rate improvement was achieved through disciplined global tax planning and is expected to be sustainable for the full year.

    Business Segment Second Quarter Highlights

    Investor and Occupier Services

     -- The Americas region maintained its momentum into the second quarter of 2005, reporting a 16 percent year-over-year increase in total revenues for both the quarter and the first half of the year. Management services revenues increased 20 percent for the quarter, 19 percent year to date, while transaction revenues grew 11 percent for both the quarter and the first half compared with 2004. The Real Estate Occupier Services business, marketed as Corporate Solutions, generated over 51 percent of the region's revenues for the quarter and 52 percent for the first half of the year. Compared with 2004, Corporate Solutions revenues grew 18 percent for the quarter and 16 percent for the first half of the year. Within Corporate Solutions, Project and Development Services revenues increased 31 percent for the quarter and 26 percent year to date while Public Institutions revenues increased 35 percent for the quarter and 52 percent year to date.

        During the second quarter, the U.S. Hotels business completed the acquisition of ThompsonCalhounFair Hotel Brokerage, a leading hotel real estate broker and advisory firm. This acquisition extends the region's service delivery capabilities to clients operating in the select service hotel sector.

        Total operating expenses increased 18 percent for the quarter and 20 percent year to date compared with 2004. The increase reflects higher staffing levels necessary to service new client wins, as well as strategic hiring to expand market coverage in both leasing and Capital Markets. Increased accrued incentive compensation also contributed to the higher operating expenses.

        Operating income of $7.7 million for the second quarter of 2005 was stable compared to the prior year; however, operating income for the first half of the year decreased to $2.7 million as a result of strategic investments being made in targeted markets.

     -- The European region's second-quarter revenues increased 17 percent in U.S. dollars, 14 percent in local currencies, and 7 percent in U.S. dollars, 3 percent in local currencies, for the first half of the year. The strong increase in the quarter resulted in part from the closing of transactions that slipped from the first quarter of 2005. The fourth-quarter 2004 restructuring efforts in Germany, which included realigning resources and hiring a new country leader, are having a positive impact. Revenues in Germany increased 48 percent in the quarter and almost 40 percent year to date in U.S. dollars compared with 2004. Year to date, the English business was up 11 percent in U.S. dollars while the French business declined compared with the prior year, which had benefited from several large Capital Markets and Agency Leasing transactions.

        Operating expenses increased by 17 percent in U.S. dollars for the quarter year over year and 13 percent in local currencies, while increasing 9 percent in U.S. dollars and 6 percent in local currencies on a year-to-date basis due to accelerated accrued incentive compensation.

        Operating income of $6.1 million for the second quarter of 2005 was up from the prior year by $1.0 million. The operating loss of $1.9 million for the first half of 2005 reflects a slower start in the transactional businesses compared with the prior year.

     -- Second quarter revenues for the Asia Pacific region were up 32 percent in U.S. dollars and 26 percent in local currencies from the prior year and, on a year-to-date basis, up 28 and 23 percent in U.S. dollars and local currencies, respectively. Growth for the quarter and year to date in U.S. dollars came from both transaction activity, which grew 37 and 34 percent, respectively, and management services revenues, which grew 23 and 19 percent, respectively. Revenues from growth markets, which include China, Japan and India, increased by 64 percent year to date in U.S. dollars over the prior year. In addition, revenues in Hong Kong, where the firm has a leading market position, increased approximately 30 percent for both the quarter and year to date in U.S. dollars. The Asian Hotels business also had a very strong quarter as a result of increased transaction volume and continued to increase market share.

        Total operating expenses for the Asia Pacific region for the second quarter of 2005 increased 19 percent in U.S. dollars, 14 percent in local currencies, over the prior year. For the first half of the year, operating expenses were up 18 percent in U.S. dollars and 14 percent in local currencies. The increase is primarily the result of continued investment in people and technology in the growth markets of China, Japan and India, as well as new offices being opened in Macau and Osaka. Increased accrued incentive compensation also contributed to the overall increase in operating expenses.

    LaSalle Investment Management

     -- Revenues for the second quarter of 2005 were up 32 percent in U.S.
        dollars, 30 percent in local currencies, and, year to date, up 22 percent in U.S. dollars and 20 percent in local currencies over the prior year. Contributing to the quarter's revenues were accelerated annuity fees from the newest fund in Asia Pacific, together with significant transaction fees from both an asset acquisition and disposition which occurred earlier in the year than expected. The business continues to emphasize growth in its annuity revenues from advisory fees, which increased 34 percent from 2004 in U.S. dollars for the quarter and 21 percent on a year-to-date basis. Advisory fees accounted for nearly 70 percent of LaSalle Investment Management's second quarter revenues. Equity earnings were down $2.2 million for the quarter and down $4.8 million year to date, as several larger transactions closed during the first half of 2004. The overall revenue strength resulted in operating income improvements from 2004 of 66 percent for the quarter and 58 percent in U.S. dollars for the first half of the year.

        Continued strong response from investors to product offerings is resulting in the business being well ahead of its expected capital-raising activities with respect to funds planned for launch during 2005. Acquisitions, which also exceeded expectations for the first half of the year, have resulted in assets under management reaching $28 billion.

    Outlook
    The firm benefited from strong performance in the second quarter, amplified by transactions that closed ahead of the seasonal pattern of the prior year. While profits remain concentrated in the fourth quarter, the firm believes that if healthy market conditions continue, the current full-year analyst consensus expectation of $2.40 per share should be achievable.

    Overall, the firm continues to emphasize growth in annuity revenues as well as enhancement of profit margins in all product and service lines. The firm plans to continue its announced strategic investments in 2005, balancing the achievement of current performance with its ambitious long-term growth objectives.

    About Jones Lang LaSalle
    Jones Lang LaSalle is the world leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of over 879 million square feet under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $28 billion of assets under management.

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2004 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward- looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call
    The firm will conduct a conference call for shareholders, analysts and investment professionals on Thursday, July 28, 2005 at 9:00 a.m. EDT.

    To participate in the teleconference, please dial into one of the following phone numbers five to ten minutes before the start time:

     -- U.S. callers:              +1 877 809 9540
     -- International callers:     +1 706 679 7364

    Replay Information Available: (12:00 p.m. EDT) Thursday, July 28 through (Midnight EDT) Thursday, August 6 at the following numbers:

     -- U.S. callers:              +1 800 642 1687
     -- International callers:     +1 706 645 9291
     -- Pass code:  7895673

    Live web cast

    Follow these steps to listen to the web cast:
    1. You must have a minimum 14.4 Kbps Internet connection
    2. Log on to http://www.joneslanglasalle.com/shareholders/index.asp and follow instructions
    3. Download free Windows Media Player software: (link located under registration form)

    If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

    This information is also available on the company's website at http://www.joneslanglasalle.com .

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
            For the Three and Six Months Ended June 30, 2005 and 2004
                                 (in thousands)
                                   (Unaudited)

                                       Three Months Ended June 30,      Six Months Ended June 30,
                                      -----------------------------   -----------------------------
                                           2005           2004             2005           2004
                                      -------------   -------------   -------------   -------------
INVESTOR & OCCUPIER
 SERVICES -
   AMERICAS
     Revenue:
       Implementation
        services                      $      41,940   $      37,917   $      69,039   $      61,993
       Management
        services                             49,405          41,305          94,388          79,296
       Equity earnings                          182               -             181             467
       Other services                         2,174           1,465           3,751           2,742
       Intersegment
        revenue                                 240             299             529             381
                                             93,941          80,986         167,888         144,879

     Operating expenses:
       Compensation,
        operating and
        administrative                       82,550          69,925         157,887         131,040
       Depreciation and
        amortization                          3,671           3,361           7,283           7,024
       Operating Income               $       7,720   $       7,700   $       2,718   $       6,815

   EUROPE
     Revenue:
       Implementation
        services                      $      92,969   $      75,971   $     151,986   $     141,602
       Management
        services                             24,409          24,326          47,873          46,724
       Equity earnings                         (226)              -            (226)              -
       Other services                         2,785           2,077           5,358           3,956
                                            119,937         102,374         204,991         192,282

     Operating expenses:
       Compensation,
        operating and
        administrative                      111,409          94,626         201,881         183,656
       Depreciation and
        amortization                          2,454           2,676           5,005           5,455
       Operating Income
        (Loss)                        $       6,074   $       5,072   $      (1,895)  $       3,171

   ASIA PACIFIC
     Revenue:
       Implementation
        services                      $      41,312   $      30,233   $      66,212   $      49,406
       Management
        services                             26,263          21,271          49,706          41,933
       Other services                           943             409           1,535             757
                                             68,518          51,913         117,453          92,096

     Operating expenses:
       Compensation,
        operating and
        administrative                       58,593          49,238         109,140          92,432
       Depreciation and
        amortization                          1,863           1,589           3,668           3,145
       Operating Income
        (Loss)                        $       8,062   $       1,086   $       4,645   $      (3,481)

LASALLE INVESTMENT MANAGEMENT

  Revenue:
    Implementation
     and other services               $       8,989   $       3,454          10,891   $       4,918
    Advisory Fees                            32,518          24,325          60,768          50,021
    Incentive Fees                            1,381           1,243           3,757           1,311
    Equity earnings                           4,674           6,914           3,783           8,570
                                             47,562          35,936          79,199          64,820

  Operating expenses:
    Compensation,
     operating and
     administrative                          34,787          28,149          62,436          54,034
    Depreciation and
     amortization                               347             317             690             621
    Operating Income                  $      12,428   $       7,470   $      16,073   $      10,165

    Total segment
     revenue                                329,958         271,209         569,531         494,077
    Intersegment
     revenue
     eliminations                              (240)           (299)           (529)           (381)
    Equity earnings                          (4,630)         (6,914)         (3,738)         (9,037)
      Total revenue                   $     325,088   $     263,996   $     565,264   $     484,659

    Total segment
     operating
     expenses                               295,674         249,881         547,990         477,407
    Intersegment
     operating expense
     eliminations                              (240)           (299)           (529)           (381)
       Total operating
        expenses before
        non-recurring
        charges
        (credits)                     $     295,434   $     249,582   $     547,461   $     477,026

       Operating
        income before
        non-recurring
        charges
        (credits)                     $      29,654   $      14,414   $      17,803   $       7,633

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
            For the Three and Six Months Ended June 30, 2005 and 2004
                        (in thousands, except share data)
                                   (Unaudited)

                                       Three Months Ended June 30,      Six Months Ended June 30,
                                      -----------------------------   -----------------------------
                                          2005             2004            2005            2004
                                      -------------   -------------   -------------   -------------
Revenue:
  Fee based services                  $     318,765   $     259,556   $     553,947   $     476,596
  Other income                                6,323           4,438          11,317           8,061
    Total revenue                           325,088         263,994         565,264         484,657

Operating expenses:
  Compensation and
   benefits                                 209,639         175,385         381,765         330,450
  Operating,
   administrative and
   other                                     77,460          66,254         149,051         130,331
  Depreciation and
   amortization                               8,335           7,941          16,645          16,243
  Non-recurring and
   restructuring
   charges:
    Compensation and
     benefits                                  (250)             73            (250)           (137)
    Operating,
     administrative and
     other                                        -            (983)         (1,569)           (793)

      Total operating
       expenses                             295,184         248,670         545,642         476,094

      Operating income                       29,904          15,324          19,622           8,563

Interest and other costs:
  Interest expense, net
   of interest income                         1,356           3,642           1,686           7,456
  Loss on extinguishment
   of Euro Notes                                  -          11,561               -          11,561
                                              1,356          15,203           1,686          19,017

Equity in earnings from
 unconsolidated ventures                      4,630           6,916           3,738           9,039

      Income (loss)
       before provision
       (benefit) for
       income taxes                          33,178           7,037          21,674          (1,415)

Net provision (benefit)
 for income taxes                             8,427           1,970           5,505            (396)

      Net income
       (loss)                         $      24,751   $       5,067   $      16,169   $      (1,019)

EBITDA (1)                            $      42,869   $      18,620   $      40,005   $      22,284

Basic income (loss)
 per common share                     $        0.80   $        0.17   $        0.52   $       (0.03)

Basic weighted
 average shares
 outstanding                             31,039,575      30,449,030      31,153,475      30,889,639

Diluted income (loss)
 per common share                     $        0.74   $        0.16   $        0.48   $       (0.03)

Diluted weighted
 average shares
 outstanding                             33,512,356      32,652,871      33,624,487      30,889,639

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
               June 30, 2005, December 31, 2004 and June 30, 2004
                                 (in thousands)
                                   (unaudited)

                                                   June 30,      December 31,      June 30,
                                                    2005            2004            2004
                                                -------------   -------------   -------------
                                                 (Unaudited)                     (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                     $      21,339   $      30,143   $      24,462
  Trade receivables, net of allowances                269,024         328,876         230,538
  Notes receivable                                      4,708           2,911           2,814
  Other receivables                                     9,262          11,432           8,567
  Prepaid expenses                                     24,705          22,279          26,584
  Deferred tax assets                                  26,282          28,427          23,428
  Other assets                                          9,437          12,189           5,790
    Total current assets                              364,757         436,257         322,183

  Property and equipment, at cost,
   less accumulated depreciation                       71,475          75,531          67,486
  Goodwill, with indefinite useful
   lives, at cost, less accumulated
   amortization                                       339,352         343,314         331,837
  Identified intangibles, with
   definite useful lives, at cost, less
   accumulated
   amortization                                         7,055           8,350          10,760
  Investments in and loans to real
   estate ventures                                     78,752          73,570          66,437
  Long-term receivables, net                           14,646          16,179          10,954
  Prepaid pension asset                                 1,915           2,253          13,229
  Deferred tax assets                                  41,870          43,202          45,888
  Debt issuance costs, net                              1,367           1,704           2,110
  Other assets, net                                    19,461          12,017          11,742
                                                $     940,650   $   1,012,377   $     882,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
   liabilities                                  $      96,277   $     130,489   $      83,294
  Accrued compensation                                127,660         244,659         106,124
  Short-term borrowings                                13,778          18,326          14,473
  Deferred tax liabilities                                643             262           2,466
  Deferred income                                      20,814          16,106          20,800
  Other liabilities                                    15,569          17,221          15,475
    Total current liabilities                         274,741         427,063         242,632

Long-term liabilities:
  Credit facilities                                   139,194          40,585         186,990
  Deferred tax liabilities                                  -             671           4,348
  Deferred compensation                                14,789           8,948           9,139
  Minimum pension liability                             2,111           3,040               -
  Other                                                23,817          24,090          14,143
    Total liabilities                                 454,652         504,397         457,252

Stockholders' equity:
  Common stock, $.01 par value per
   share, 100,000,000 shares authorized;
   34,229,868, 33,243,527 and 32,178,613
   shares issued and outstanding as of
   June 30, 2005, December 31, 2004 and
   June 30, 2004,
   respectively                                           341             332             322
  Additional paid-in capital                          599,913         575,862         532,803
  Deferred stock compensation                         (24,672)        (34,064)        (21,022)
  Retained earnings (deficit)                          21,065           4,896         (60,364)
  Stock held by subsidiary                           (101,754)        (58,898)        (33,062)
  Stock held in trust                                    (530)           (530)           (230)
  Accumulated other comprehensive
   income                                              (8,365)         20,382           6,927
    Total stockholders' equity                        485,998         507,980         425,374
                                                $     940,650   $   1,012,377   $     882,626

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
                 For the Six Months Ended June 30, 2005 and 2004
                                 (in thousands)
                                   (unaudited)

                                                    Six Months Ended June 30,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
Cash provided by earnings                          $     47,405   $     22,712

Cash used in working capital                           (104,470)       (38,849)

Net cash used in operating activities                   (57,065)       (16,137)

Cash used in investing activities                       (27,198)        (3,858)

Cash provided by (used in) financing activities          75,459        (18,648)

Net decrease in cash and cash equivalents                (8,804)       (38,643)

Cash and cash equivalents, beginning of period           30,143         63,105
Cash and cash equivalents, end of period           $     21,339   $     24,462

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

       Below is a reconciliation of net income (loss) to EBITDA (in thousands):

                                                    Six Months Ended June 30,
                                                   ---------------------------
                                                       2005           2004
                                                   ------------   ------------
Net income (loss)                                  $     16,169   $     (1,019)
Add:
Interest expense, net of interest income                  1,686          7,456
Depreciation and amortization                            16,645         16,243
Deduct:
Net income tax expense (benefit)                          5,505           (396)
EBITDA                                             $     40,005   $     22,284

Below is a reconciliation of net cash used in operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                     Six Months Ended June 30,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Net cash used in operating activities              $    (57,065)   $    (16,137)
Add:
Interest expense, net of interest income                  1,686           7,456
Change in working capital and
 non-cash expenses                                       89,879          31,361
Less:
Net income tax expense (benefit)                          5,505            (396)
EBITDA                                             $     40,005    $     22,284

    2. Effective the fourth quarter of 2004, 'Equity in earnings from unconsolidated ventures' has been reclassified, for all periods presented on the Consolidated Statement of Earnings, from 'Revenue' to be presented as a separate line item between 'Total interest and other costs' and 'Income before provision for income taxes', in accordance with Rule 5-03 of Regulation S-X. As a result, 'Operating income' has been adjusted for the comparative year. Since equity earnings are an integral part of the money management business, equity earnings has been included within 'Revenue' in segment operating results for discussion purposes only.

    3. Net debt represents the aggregate of 'Short-term borrowings,' 'Credit facilities,' and '9% Senior Euro Notes' less 'Cash and cash equivalents'.

    4. For purposes of segment operating results, the allocation of the non-recurring charges (credits) to the segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges being allocated.

    5. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the period ended June 30, 2005, to be filed with the Securities and Exchange Commission shortly.

SOURCE  Jones Lang LaSalle
    -0-                             07/27/2005
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle, +1-312 228 2073/
    /Web site:  http://www.joneslanglasalle.com
                http://www.joneslanglasalle.com/shareholders/index.asp /

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